             As filed with the Securities and Exchange Commission on
                                 August 28, 1996

                                              Registration No. _________________

================================================================================

                             SECURITIES AND EXCHANGE
                                   COMMISSION

                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            CYPHERCOM SOLUTIONS INC.
             (Exact name of Registrant as specified in its charter)

        Delaware                                        13-3356966
(State of incorporation)                    (I.R.S. Employer Identification No.)

              245 Park Avenue, 40th Floor, New York, New York 10167-0034 (212) 692-1852 (Address, including zip code, and telephone number, including area code, of registrants's principal executive offices)

         Consulting Agreement, dated as of June 28, 1996, by and between CypherCom Solutions Inc. (formerly ATC Capital Group Ltd.) and Chris F. Brown.
                            (Full title of the Plan)

                              Steven A. Saide, Esq.
                                 Bryan Cave LLP
                                 245 Park Avenue
                          New York, New York 10167-0034
                                 (212) 692-1852
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

===============================================================================================
                                               Proposed      Proposed
                                    Amount      Maximum       Maximum          Amount of
Title of Each Class of Securities    to be     Offering      Aggregate        Registration
        to be Registered           Registered   Price        Offering             Fee*
                                              Per Share*      Price*
================================== ========== ============ ============== =====================
Common Stock, $.0002 par value
per share                          1,000,000     $5.00      $5,000,000         $1,724.14
================================== ========== ============ ============== =====================

* Pursuant to Rule 457(c) under the Securities Act of 1933, solely for purposes of calculating the registration fee, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the closing bid and asked prices per share of CypherCom Solutions Inc. Common Stock as reported on the National Association of Securities Dealers, Inc.'s OTC Electronic Bulletin Board on August 27, 1996.

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans check the following box. [X]

PROSPECTUS

                            CYPHERCOM SOLUTIONS INC.


                        1,000,000 SHARES OF COMMON STOCK
                                $.0002 PAR VALUE

                                  THE OFFERING

               This Prospectus relates to a maximum of 1,000,000 shares (the "Shares") of Common Stock, $.0002 par value per share (the "Common Stock"), of CypherCom Solutions Inc. (the "Company"), of which 500,000 Shares of Common Stock may be acquired upon exercise of an outstanding warrant (the "Warrant"), at an exercise price of $4.50 per share. The Shares may be offered for sale by the person named herein (the "Selling Shareholder"). The Shares and the Warrant were issued by the Company to the Selling Shareholder in payment of certain consulting services rendered and to be rendered by the Selling Shareholder to the Company. The Company has been informed that the Shares may be offered from time to time by the Selling Shareholder publicly through one or more transactions, in the over-the-counter market or through one or more brokers, or in private transactions, at prices prevailing at the time of sale.

               The Common Stock of the Company is traded on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board (the "NASD Bulletin Board") under the symbol "CYKO". On August 27, 1996, the closing bid and asked prices of the Common Stock as reported on the NASD Bulletin Board was $4.00 and $6.00 per share, respectively. None of the Shares were registered under the Securities Act of 1933, as amended, prior to the filing of the Registration Statement of which this Prospectus is a part.

               The Selling Shareholder and anyone effecting sales on behalf of the Selling Shareholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and commissions or discounts given may be regarded as underwriting commissions or discounts under said Act.

               The Company will pay the costs of preparation, reproduction and distribution of this Prospectus and the Registration Statement of which this Prospectus is a part, the filing fee in connection therewith and all related accounting and legal fees and expenses (all of which individually and in the aggregate are expected to be minimal) and the Selling Shareholder will bear all sales commissions, underwriting discounts and other expenses, if any, in connection with the offering and sale of the Shares. The Company will not receive any of the proceeds from sales of the Shares by the Selling Shareholder. The Company will receive the proceeds from the exercise of the Warrant by the Selling Shareholder. There can be no assurance, however, that the Selling Shareholder will exercise the Warrant.

                 ----------------------------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS.  ANY  REPRESENTATION  TO THE  CONTRARY IS A CRIMINAL
        OFFENSE.

                 ----------------------------------------------

                 The date of this Prospectus is August 28, 1996

                                     PART I

                                TABLE OF CONTENTS

AVAILABLE INFORMATION ......................................................   3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ............................   3

CYPHERCOM SOLUTIONS INC ....................................................   4

SELLING SHAREHOLDER ........................................................   4

INDEMNIFICATION OF DIRECTORS AND OFFICERS ..................................   5

EXPERTS ....................................................................   5

                              AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               There  are   incorporated   herein  by  reference  the  following
documents filed with the Securities and Exchange Commission:

               1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

               2. The Company's Form 12b-25 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

               3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

               4. The Company's Form 8-K dated February 26, 1996.

               5. The Company's Form 8-K dated June 14, 1996.

               6. The Company's Form 8-K dated June 28, 1996.

               7. All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Prospectus.

               Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to CypherCom Solutions Inc., c/o Bryan Cave LLP, 245 Park Avenue, 40th Floor, New York, New York 10167-0034, Attention:
Steven A. Saide, Esq.; telephone (212) 692-1852.

                            CYPHERCOM SOLUTIONS INC.

               The executive office of the Company is located at 245 Park Avenue, 40th Floor, New York, New York 10167-0034. The Company's telephone number is (212) 692-1852.

                               SELLING SHAREHOLDER

               The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company by the Selling Shareholder as of the date hereof and as adjusted to reflect the sale of the Shares. Beneficial ownership has been determined for the purpose of the following table in accordance with Rule 13d-3 of the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power in respect of such securities or has the right to acquire beneficial ownership within sixty (60) days.



                      Relationship  Shares Owned          Shares to             Shares Owned
Name                  to Company    Prior to Offering      be Sold              After Offering
- ----                  ------------  -----------------     ----------            --------------
Chris F. Brown        Consultant     1,000,000(1)         1,000,000(1)               -0-(2)

- ----------
(1) Includes 500,000 Shares of Common Stock issuable to Chris F. Brown ("Mr. Brown") upon exercise of a warrant (the "Warrant") which is currently exercisable at an exercise price of $4.50 per share. The Warrant and 500,000 Shares of Common Stock were issued by the Company pursuant to a Consulting Agreement, dated June 28, 1996, in consideration of certain consulting services rendered and to be rendered to the Company by Mr. Brown.

(2) Assumes that all of the Shares are sold by the Selling Shareholder. The Selling Shareholder may sell all or a part of the Shares offered by this Prospectus.

                    INDEMNIFICATION TO DIRECTORS AND OFFICERS

               Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not inconsistent with, the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, (i) such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the settlement of such action or suit, and
(ii) no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit is brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, Section 145 of the DGCL entitles him or her to be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

               The indemnification and advancement of expenses permitted or required by Section 145 of the DGCL are not exclusive of other rights to which directors and officers of the corporation may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 gives a corporation power to purchase and maintain insurance on behalf of any person who may be indemnified by a corporation against any liability asserted against him or her in any of the capacities referred to above or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liability under Section 145 of the DGCL.

               Article Seven of the Certificate of Incorporation of the Company, as amended, includes a provision eliminating the personal liability of directors of the Company and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

                                     EXPERTS

               The financial statements and schedules of the Company for the years ended December 31, 1995 and 1994, incorporated herein by reference to the Company's Form 10-K for the period ended December 31, 1995 (the "Form 10-K") have been audited by Thomas W. Klash, certified public accountant, as set forth in the reports included therein and incorporated herein by reference. The financial statements and schedules of the Company for the year ended December 31, 1993, incorporated herein by reference to the Form 10-K have been audited by Eller, Tobin, Wlosek & Braverman, L.L.C., certified public accountants, as set forth in the reports included therein and incorporated herein by reference. Such financial statements and schedules have been incorporated by reference in reliance upon such reports given upon their authority as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

               There  are   incorporated   herein  by  reference  the  following
documents filed with the Securities and Exchange Commission:

               1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

               2. The Company's Form 12b-25 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

               3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

               4. The Company's Form 8-K dated February 26, 1996.

               5. The Company's Form 8-K dated June 14, 1996.

               6. The Company's Form 8-K dated June 28, 1996.

               7. All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Prospectus.

ITEM 4. DESCRIPTION OF SECURITIES

               This Registration Statement relates to an aggregate of 1,000,000 shares of Common Stock, $.0002 par value per share, of the Company, 500,000 of which may be acquired upon exercise of an outstanding warrant (the "Warrant").

               Common Stock. The Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), provides that holders of shares of Common Stock are entitled to receive dividends at such time and in such amounts as the Company's Board of Directors may deem advisable, subject to the provisions of law and the preferences of the Preferred Stock, par value $1.00 per share, of the Company. Holders of Common Stock are not entitled to any preemption or subscription rights.

               Each share of Common Stock is entitled to one vote. Unless otherwise provided by the General Corporation Law of the State of Delaware, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required with respect to all matters submitted to a vote of the shareholders, except that the approval of the holders of a plurality of the outstanding shares of Common Stock is required for the election of directors. The Certificate of Incorporation provides that the Board of Directors is authorized to effect the elimination of shares of the Common Stock purchased or otherwise reacquired by the Company from the authorized capital stock or number of shares of the Company in the manner provided for in the General Corporation Law of the State of Delaware.

               In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are not entitled to receive any distributions or payments until the holders of Series A Preferred Stock receive an amount equal to the stated value, plus an amount equal to any accrued but unpaid dividends per share, whether or not declared.

               The Warrant. The Warrant entitles the registered holder thereof, at such holder's option, to purchase 500,000 shares of Common Stock, at an exercise price of $4.50 per share, at any time and from time to time prior to the second anniversary of its issuance. The number of shares of Common Stock for which the Warrant may be exercised is subject to adjustment in the event of a stock split, recapitalization or the like.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

               The legality of the shares of Common Stock offered hereby is being passed upon for the Company by its counsel, Bryan Cave LLP, New York, New York. Steven A. Saide, a partner of Bryan Cave LLP, is the Secretary and a stockholder of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

               Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not inconsistent with, the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, (i) such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the settlement of such action or suit, and
(ii) no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit is brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, Section 145 of the DGCL entitles him or her to be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

               The indemnification and advancement of expenses permitted or required by Section 145 of the DGCL are not exclusive of other rights to which directors and officers of the corporation may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 gives a corporation power to purchase and maintain insurance on behalf of any person who may be indemnified by a corporation against any liability asserted against him or her in any of the capacities referred to above or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liability under Section 145.

               Article Seven of the Certificate of Incorporation of the Company, as amended, includes a provision eliminating the personal liability of directors of the Company and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

               None of the Shares, the Warrant and the Underlying Shares issued to the Selling Shareholder were registered under the Securities Act of 1933, as amended (the "Act"), in reliance upon the availability of an exemption from registration afforded by Section 4(2) of the Act.

ITEM 8. EXHIBITS


                        4.1   - Consulting Agreement, dated as of June 28, 1996, by and between the Company and Chris F. Brown

                        4.2   - Warrant to Purchase 500,000 Shares of Common Stock of the Company dated
                                June 28, 1996

                        5     - Opinion of Bryan Cave LLP

                       23.1   - Consent of Thomas W. Klash, certified public
                                accountant.

                       23.2   - Consent of Eller, Tobin, Wlosek & Braverman, L.L.C., certified public accountants

                       23.3   - Consent of Bryan Cave LLP (included in Exhibit 5)
                       24     - Power of Attorney (included on page II-5 hereof)


ITEM 9. UNDERTAKINGS.

        The Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the shares of Common Stock hereby being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed by the Act and is therefore unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on August 21, 1996.

                                            CYPHERCOM SOLUTIONS INC.

                                            By:/s/ Dennis Charter
                                               ------------------
                                               Dennis Charter
                                               Chairman of the Board

Date:  August 21, 1996

                                POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Dennis Charter as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature
       ---------


      /s/ Dennis Charter           Chairman of the Board, President                            August 21, 1996
 -------------------------------
          Dennis Charter           and Director (Principal Executive
                                   Officer)

      /s/ Andrew I. Patrick        Chief Financial Officer and Director                        August 21, 1996
 -------------------------------
        Andrew I. Patrick          (Principal Financial and Accounting
                                   Officer)

                                   Director                                                    August ___, 1996
 -------------------------------
        Rudy Pamaputera



                                      II-5



                                INDEX TO EXHIBITS



                                                                             Sequentially
   Exhibit                                                                     Numbered
   Number      Exhibit                                                            Page
   -------     -------                                                       ------------
     4.1     Consulting Agreement, dated June 28, 1996, by and
             between the Company and Chris F. Brown

     4.2 Warrant to Purchase 500,000 Shares of Common Stock of the Company dated June 28, 1996

     5       Opinion of Bryan Cave LLP

    23.1     Consent of Thomas W. Klash, certified public accountant

    23.2 Consent of Eller, Tobin, Wlosek & Braverman, L.L.C., certified public accountants

    23.3     Consent of Bryan Cave LLP (included in Exhibit 5)

    24       Power of Attorney (included on page II-5 hereof)